Nanxi Liu Joins U.S. Auto Parts Network Board of Directors

(TORRANCE, C.A. - July 16, 2020) U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), and its flagship brand, CarParts.com, welcome Nanxi Liu to its board of directors.  Nanxi Liu is CEO and Co-Founder of Enplug, a leading digital display software company used by Fortune 500 companies and was named one of Forbes 30 Under 30 and Fortune's 10 Most Promising Women Entrepreneurs. Nanxi also serves on the Board of Advisors for Covington Capital, which manages $3 billion, and is a Partner at XFactor Ventures, where she invests in women-founded startups. In 2019, Nanxi was appointed as one of five voting members to the California Department of Motor Vehicles' New Motor Vehicle Board.

"We are excited to welcome Nanxi to our board of directors," said Lev Peker, CEO of U.S. Auto Parts Network. "Nanxi is a leader in the tech industry, and we are proud to welcome her energy and expertise. Nanxi will be instrumental in enhancing the customer experience as CarParts.com continues to evolve in the tech and e-commerce space."

With the growth of CarParts.com as a leading e-commerce and automotive company, Nanxi will bring her tech-savvy and experience to the team to help shape the way the brand, and industry, think about the future of auto.

"I am thrilled to join the U.S. Auto Parts Network team and work with the industry leader in e-commerce," said Liu. "We need to think about the new generation of buyers. Gen Z and Millennials prefer digital, which impacts how we approach the future of the automotive industry. Physical retail is a thing of the past, and CarParts.com and U.S. Auto Parts Network are well poised to dominate the future of e-commerce."

About CarParts.com

Established in 1999, CarParts.com is an e-commerce auto parts retailer that specializes in O.E. replacement collision, repair, and maintenance parts. With over 50 million parts delivered, we've helped millions of drivers across the United States find the right parts to fix their cars and keep their vehicles on the road. Our vehicle selector and easy-to-navigate, mobile-friendly website offers customers guaranteed fitment and a convenient online shopping experience. Paired with our 90-day return policy and satisfaction guarantee, CarParts.com makes it easier than ever to get the parts you need delivered straight to your door.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including collision, engine, and performance parts and accessories.  Through its flagships websites www.carparts.com and www.jcwhitney.com, U.S. Auto Parts provides consumers with a broad selection of competitively priced products, all mapped by a proprietary database with applications based on vehicle makes, models and years. The Company's corporate website is www.usautoparts.com. U.S. Auto Parts is headquartered in Torrance, California.

Media Inquiries:
Sasha Trosman
press@usautoparts.com

Investor Relations:
Ryan Lockwood
rlockwood@usautoparts.com